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                                   SEITEL NEWS
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CONTACT: Jay M. Green, V.P. & Director of Investor Relations
                  (203)629-0633

                                                           FOR IMMEDIATE RELEASE

                      SEITEL COMPLETES PRIVATE PLACEMENT OF
                   $75 MILLION "INVESTMENT GRADE" SENIOR NOTES


         HOUSTON, TX, January 2, 1996 -- Seitel, Inc. (NYSE: SEI), a diversified niche-energy company, today announced it has completed a private offering to institutional investors of unsecured Senior Notes, which received an investment-grade rating of Triple B ("BBB") from Duff and Phelps Credit Rating Co. The Senior Notes will be issued in three series, which will total $75 million.
         On December 28, 1995, Seitel issued its Series A Notes and Series B Notes, which total $52.5 million and bear interest at a fixed rate of 7.17%. The company will issue its Series C Notes, in the amount of $22.5 million, within the next six months to the purchasers of the Series B Notes. The Series C Notes will bear interest at 1.45% above the yield of 5-year maturity U.S. Treasury securities at the time of issuance. Interest on the Notes is payable semi-annually.
         The Series A Notes mature on December 30, 2001, with equal principal payments of $8.33 million due annually beginning December 30, 1999. The Series B and Series C Notes mature on December 30, 2002, with equal principal payments aggregating $10 million and due annually beginning December 30, 1998.
         Seitel intends to use the net proceeds from the Senior Notes to repay existing secured bank financing, to repay other debt, to fund the petroleum exploration and production activities of its wholly-owned subsidiary, DDD Energy, Inc., and for other working capital or general corporate purposes.
         The Senior Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This announcement does not constitute an offer or solicitation for the sale of Senior Notes.

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